May 29, 1997


The Nottingham Investment Trust II
105 North Washington Street
Post Office Drawer 69
Rocky Mount, North Carolina  27802-0069

Ladies and Gentlemen:

This opinion is being delivered to you in connection with your Registration Statement on Form N-lA under the Securities Act of 1933, as amended, under which you have registered an indefinite number of shares of beneficial interest pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended. In particular, this opinion relates to the notice which you are filing under Rule 24f-2 ("Rule 24f-2 Notice") which makes definite in number the 1,604,856.547 shares of beneficial interest which you sold in the year ended March 31, 1997 (the "Shares") (57,570.434 shares of the Capital Value Fund, 136,996.815 shares of the Investek Fixed Income Trust, 117,842 shares of the ZSA Equity Fund, 153,465.766 shares of the ZSA Asset Allocation Fund, 316,105.985 shares of The Brown Capital Management Equity Fund, 360,385.701 shares of The Brown Capital Management Balanced Fund and 462,489.846 shares of The Brown Capital Management Small Company Fund).

We have made such inquiry of your officers and trustees and have examined such corporate documents, records and certificates and other documents and such questions of law as we have deemed necessary for the purposes of this opinion.

In rendering this opinion, we have relied, with your approval, as to all questions of fact material to this opinion, upon certificates of public officials and of your officers and have assumed, with your approval, that the signatures on all documents examined by us are genuine, which facts we have not independently verified.

Based upon and subject to the foregoing, we are of the opinion that the Shares were legally and validly issued, fully paid and nonassessable.

With respect to the opinion stated above, we wish to point out that the shareholders of a Massachusetts business trust may, under some circumstances, be subject to assessment at the instance of creditors to pay the obligations of such trust in the event that its assets are insufficient for the purpose.

We hereby consent to your attaching this opinion to the Rule 24f-2 Notice and making it a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

POYNER & SPRUILL, L.L.P.